EXHIBITS

Computation of per share earnings - Exhibit 11

                                                   Three months ended                Six months ended
                                                         June 30,                         June 30,
                                                -----------------------              -----------------
                                                   1996           1995             1996             1995
                                                ----------     ----------       ---------        ----------
Average shares outstanding                        5,319,263     5,180,948        5,302,716        5,158,608
Average dilutive option shares                      124,859       142,922          124,820          149,012
                                                 ----------    ----------       ----------       ----------
Total average shares                              5,444,122     5,323,870        5,427,536        5,307,620
                                                 ==========    ==========       ==========       ==========

Net income                                       $2,968,000    $2,476,000       $5,817,000       $4,827,000
                                                 ==========    ==========       ==========       ==========
Earnings per share                               $     0.55    $     0.47       $     1.07       $     0.91
                                                 ==========    ==========       ==========       ==========